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                                                                   EXHIBIT 10.20

                                LOAN AGREEMENT

THIS LOAN AGREEMENT ("Agreement") is made and entered into as of December 17, 1996 by and between IMAGE ENTERTAINMENT, INC., a California corporation ("Borrower") and UNION BANK OF CALIFORNIA, N.A. ("Bank").

     SECTION 1.     THE LOAN

          1.1 THE REVOLVING LOAN. Bank will loan to Borrower an amount not to exceed Twenty Five Million Dollars ($25,000,000) outstanding in the aggregate at any one time (the "Revolving Loan"). Borrower may borrow, repay and reborrow all or part of the Revolving Loan in amounts of not less than One Hundred Thousand Dollars ($100,000) in accordance with the terms of the Revolving Note. All borrowings of the Revolving Loan must be made before November 30, 1998 at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by a promissory note (the "Revolving Note") on the standard form used by Bank for commercial loans. Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed to be the amount of the Revolving Loan outstanding absent manifest error. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed. The Revolving Loan is conditioned on the infusion of subordinated debt in the amount of $15,000,000 by Image Investors Co.

          1.1.1 THE STANDBY L/C SUBLIMIT. As a sublimit to the Revolving Loan, Bank shall issue, for the account of Borrower, one or more irrevocable, standby letters of credit (individually, an "L/C" and collectively, the "L/Cs"). All such standby L/Cs shall be drawn on such terms and conditions as are acceptable to Bank. The aggregate amount available to be drawn under all outstanding L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn L/Cs shall not exceed Six Million Dollars ($6,000,000) and shall reduce, dollar for dollar, the maximum amount available at such time under the Revolving Loan. No L/C shall expire after November 30, 1998.

          1.2       TERMINOLOGY.

          As used herein the word "Loan" shall mean, collectively, all the credit facilities described above.

          As used herein the word "Note" shall mean, collectively, all the promissory notes described above.

          As used herein, the words "Loan Documents" shall mean all documents executed in connection with this Agreement.

          1.3 BORROWING BASE. Notwithstanding any other provision of this Agreement, Bank shall not be obligated to advance funds under the Revolving Loan, if at any time the aggregate of Borrower's obligations to Bank thereunder shall exceed the sum of eighty percent (80%) of Borrower's Eligible Accounts for outstandings up to Fifteen Million Dollars ($15,000,000) plus forty-five percent (45%) of Borrower's Eligible Inventory. In no event, however, shall the aggregate amount of advances based on Eligible Inventory exceed, at any one time, the sum of Six Million Dollars ($6,000,000). If the total line outstandings exceed Fifteen Million Dollars ($15,000,000), advances against eligible accounts receivable shall be limited to either (a) eighty percent (80%) of total Eligible Accounts if Borrower maintains excess unused borrowing base availability of Two Million Five Hundred Thousand Dollars ($2,500,000) or (b) seventy-five percent (75%)

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percent of total Eligible Accounts. If the annual aggregate dilution rate is greater than Fifteen percent (15%) of all Accounts, the advance rate against accounts receivable shall not exceed Seventy percent (70%). If at any time Borrower's obligations to Bank under the above facilities exceed the sum so permitted, Borrower shall immediately repay to Bank such excess.

          After the completion of the Essex Entertainment, Inc. and SPJ Music, Inc. acquisition, an audit will be performed at which time the Bank will consider appropriate advance rates on the Eligible Accounts and Inventory acquired.

               1.3.1 ELIGIBLE ACCOUNTS. The term "Accounts" means all presently existing and hereafter arising accounts receivable, contract rights, chattel paper, and all other forms of obligations owing to Borrower, payable in United States Dollars, arising out of the sale or lease of goods, or the rendition of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's books and records relating to any of the foregoing.

     The term "Eligible Accounts" means those Accounts, net of finance charges, which are due and payable within ninety (90) days, or less, from the due date of the invoice, have been validly assigned to Bank and strictly comply in all material respects with all of Borrower's warranties and representations to Bank, but Eligible Accounts shall not include the following:

               (a) Any Account with respect to which the account debtor is an officer, shareholder, director, employee or agent of Borrower;
               (b) Any Account with respect to which the account debtor is a subsidiary of, related to, or affiliated or has common officers or directors with Borrower;
               (c) Any Account relating to goods placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional;
               (d) Any Account with respect to which the account debtor is not a resident of the United States or Canada;
               (e) Any Account with respect to which the account debtor is the United States or any department, agency or instrumentality of the United States;
               (f) Any Account with respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower only to the extent of the set off;
               (g) Any Account with respect to which there is asserted a defense, counterclaim, discount or setoff, whether well-founded or otherwise, except for those discounts, allowances and returns arising in the ordinary course of Borrower's business only to the extent of the set off;
               (h) Any Account with respect to which the account debtor becomes insolvent, goes out of business or is owed by an account debtor which has become the subject of a proceeding under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions with all or substantially all of its creditors;
               (I) Any Account owed by any account debtor with respect to which forty percent (40%) or more of the aggregate dollar amount of its Accounts are not paid within ninety (90) days from the due date of the invoice;
               (j) Any Account that is not paid by the account debtor within ninety (90) days of its due date of the invoice;

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               (k) Any Account that is not paid by the account debtor and for which a credit memo has been issued which is over 90 days old;
               (l) That portion of the Accounts owed by any single account debtor which exceeds twenty percent (20%) of all of the Accounts; and

               1.3.2 ELIGIBLE INVENTORY. The term "Eligible Inventory" means that portion of Borrower's inventory of finished goods consisting of Borrower's main lines of business products, which is (a) owned by Borrower, free and clear of all liens or encumbrances except those in favor of Bank, (b) held for sale or lease by Borrower and normally and currently saleable in the ordinary course of Borrower's business, (c) of good and merchantable quality, free from defects,
(d) located only at locations of which Bank is notified in writing, and (e) as to which Bank has been able to perfect and maintain perfected a first priority security interest. Eligible Inventory does not include any of the following: inventory distributed under an exclusive licensing agreement, exclusively distributed inventory, in transit, jackets, sales return reserve inventory and nonexclusive reserve for inventory obsolesence, work in process, spare parts, returned items, damaged, defective or recalled items, items unfit for further processing, obsolete or unmerchantable items, items used as salesperson's samples or demonstrators, inventory held in stock for more than twenty-four (24) months.

     The term "Inventory" means all present and future inventory in which Borrower had any interest, including but not limited, or to be furnished under a contract, of service and all of Borrower's present and future raw materials, work in process, finished goods and packing and shipping materials, wherever located, and any documents of title representing any of the above.

          1.3.3 AUDIT SCHEDULE. The Bank will require semi-annual audits or more frequently at Bank's sole discretion.

          1.4 PURPOSE OF LOAN. The proceeds of the Revolving Loan shall be used for general working capital purposes and acquisition financing.

          1.5 INTEREST AND LETTER OF CREDIT FEES. The unpaid principal balance of the Revolving Loan shall bear interest at the rate of one-quarter of a percent (.25%) per annum in excess of the Reference Rate or two and one half percent (2.50%) per annum in excess of LIBOR as more specifically provided in the Revolving Note. Borrower shall pay a letter of credit issuance fee of one and 65/100 percent (1.65%) per annum. Borrower shall pay the Bank's standard fees for negotiation of any presentation of any letter of credit issued pursuant to this agreement and such costs and expenses as may be in affect from time to time.

          1.6 UNUSED COMMITMENT FEE. On the last calendar day of the third month following the execution of this Agreement and on the last calendar day of each three-month period thereafter until November 30, 1998, or the earlier termination of the Loan, Borrower shall pay to Bank a fee of one-eighth percent (1/8%) per year on the average unused portion of the Loan for the preceding quarter computed on the basis of actual days elapsed of a year of 360 days.

          1.7 BALANCES. Borrower shall maintain its major depository accounts with Bank until the Note and all sums payable pursuant to this Agreement have been paid in full.

          1.8 DISBURSEMENT. Upon execution hereof, Bank shall disburse the proceeds of the Loan as provided in Bank's standard form Authorization executed by Borrower.

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          1.9       SECURITY. Prior to any disbursement of the Loan, Borrower
shall have executed a financing statement, suitable for filing in the office of the Secretary of State of the State of California and any other state designated by Bank, granting to Bank a first priority security interest in such of Borrower's property as is described in said security agreement. Exceptions to Bank's first priority, if any, are permitted only as otherwise provided in this Agreement. Exceptions shall include the Twentieth Century Fox Video security interest which shall be capped at $2,000,000.

          1.10 CONTROLLING DOCUMENT. In the event of any inconsistency between the terms of this Agreement and any Note or any of the other Loan Documents, the terms of such Note or other Loan Documents will prevail over the terms of this Agreement.

     SECTION 2.     CONDITIONS PRECEDENT

     Bank shall not be obligated to disburse all or any portion of the proceeds of the Loan unless at or prior to the time for the making of such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

          2.1 COMPLIANCE. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the date of the making of such disbursement and shall have executed and delivered to Bank the Note and other documents deemed necessary by Bank.

          2.2 SUBORDINATED DEBT. Image Investor Co. shall have invested $15 Million dollars evidenced by a subordinated note, which note shall be subordinate in payment to the obligations owing from time to time to Bank under this Agreement and contain subordination terms acceptable to Bank.

          2.3 GUARANTIES. U.S. Laser Video Corporation ("Guarantor") shall have executed and delivered to Bank a continuing guaranty in form and amount satisfactory to Bank. Borrower shall cause Guarantor to submit to Bank not later than One hundred and Twenty (120) days after the end of each fiscal year such Guarantor's unaudited financial statement in form satisfactory to Bank. The guaranties of Essex Entertainment, Inc. and SPJ Music, Inc. shall be executed in favor of Bank in the event that these entities rather than their assets are acquired by Borrower.

          2.4 BORROWING RESOLUTION. Borrower shall have provided Bank with certified copies of resolutions duly adopted by the Board of Directors of Borrower, authorizing this Agreement and the Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement and to do the things required of Borrower pursuant to this Agreement.

          2.5 TERMINATION STATEMENTS. Borrower shall have provided Bank with UCC-2 termination statements executed by such secured creditors as may be required by Bank suitable for filing with the Secretary of State in each state designated by Bank.

          2.6 CONTINUING COMPLIANCE. At the time any disbursement is to be made, there shall not exist any event, condition or act which constitutes an event of default under Section 6 hereof or any event, condition or act which with notice, lapse of time or both would constitute such event of default; nor shall there be any such event, condition, or act immediately after the disbursement were it to be made.

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     SECTION 3.   REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants that:

          3.1 BUSINESS ACTIVITY. The principal business of Borrower is distribution of laser discs, CD's and cassette's.

          3.2 AFFILIATES AND SUBSIDIARIES. Borrower's affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or at least a 51% ownership interest) and their addresses, are as provided on a schedule delivered to Bank on or before the date of this Agreement.

          3.3 AUTHORITY TO BORROW. The execution, delivery and performance of this Agreement, the Note and all other agreements and instruments required by Bank in connection with the Loan are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

          3.4 FINANCIAL STATEMENTS. The financial statements of Borrower, including both a balance sheet at September 30, 1996, together with supporting schedules, and an income statement for the six (6) months ended September 30, 1996, have heretofore been furnished to Bank, fairly presents the financial condition of Borrower during the period covered thereby. Since September 30, 1996, there has been no material adverse change in the financial condition or operations of Borrower.

          3.5 TITLE. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all of the property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all liens, encumbrances, security interests and adverse claims except those in said financial statements and those Permitted Liens defined by this agreement. Permitted Liens are as defined in Section 10 of this Agreement.

          3.6 LITIGATION. There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to have a Material Adverse Effect on the financial condition, property or business of Borrower or result in liability in excess of Borrower's insurance coverage. Material Adverse Effect as defined in Section 10 of this Agreement.

          3.7 DEFAULT. Borrower is not now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an event of default under Section 6 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an event of default.

          3.8 ORGANIZATION. Borrower is duly organized and existing under the laws of the state of its organization, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

          3.9 POWER. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all of the other Loan Documents.

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          3.10      AUTHORIZATION. This Agreement and the performance of its
obligations under this Agreement have been duly authorized by all requisite action of Borrower.

          3.11 QUALIFICATION. Borrower is duly qualified and in good standing in any jurisdiction where such qualification is required.

          3.12 COMPLIANCE WITH LAWS. Borrower is not in violation with respect to any applicable laws, rules, ordinances or regulations which may have Material Adverse Effect on the operations or financial condition of Borrower.

          3.13 ERISA. Any defined benefit pension plans as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Borrower meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

          3.14 REGULATION U. No action has been taken or is currently planned by Borrower which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and none of the proceeds of the Loan will be used directly or indirectly for such purpose.

          3.15 CONTINUING REPRESENTATIONS. These representations shall be considered to have been made again at and as of the date of each disbursement of the Loan and shall be true and correct in all material respects as of such date or dates.


     SECTION 4.     AFFIRMATIVE COVENANTS

     Until the Note and all sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

          4.1 USE OF PROCEEDS. Borrower will use the proceeds of the Loan only as provided in subsection 1.4 above.

          4.2 PAYMENT OF OBLIGATIONS. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof, provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves to the extent required by GAAP are established by it to pay and discharge any such taxes, assessments, charges and claims.

          4.3 MAINTENANCE OF EXISTENCE. Borrower will maintain and preserve its existence and assets and all rights, franchises, licenses and other authority necessary for the conduct of its business and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times during business hours upon reasonable advance notice, visit and inspect any of the properties of Borrower.

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          4.4       RECORDS.  Borrower will keep and maintain full and accurate accounts and records of its operations according to generally accepted accounting principles and will permit Bank to have access thereto, to make examination and photocopies thereof, and to make audits during regular business hours upon reasonable advance notice. Costs for such audits shall be paid by Borrower.

          4.5       INFORMATION FURNISHED.  Borrower will furnish to Bank:

                    (a) Within sixty (60) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement for that fiscal quarter and 10-Q report, prepared in accordance with generally accepted accounting principles;

                    (b) Within one hundred twenty (120) days after the close of each fiscal year, a copy of its statement of financial condition including at least its balance sheet as of the close of such fiscal year, its income and expense statement and retained earnings statement for such fiscal year, examined and prepared on an audited basis by one of the major independent certified public accountants selected by Borrower and 10-K report, in accordance with generally accepted accounting principles applied on a basis consistent with that of the previous year;

                    (c) As soon as available and at Bank's request, copies of such financial statements and reports as Borrower may file with any state or federal agency, including all state and federal income tax returns;

                    (d) Such other financial statements and information as Bank may reasonably request from time to time;

                    (e) In connection with each financial statement provided hereunder, a statement executed by chief financial officer of Borrower, certifying that no default has occurred and no event exists which with notice or the lapse of time, or both, would result in a default hereunder;

                    (f) Prompt written notice to Bank of all events of default under any of the terms or provisions of this Agreement or of any other agreement, contract, document or instrument entered, or to be entered into with Bank; and of any litigation which would have a Material Adverse Effect on Borrower's financial condition; and of any other matter which has resulted in, or is likely to result in, a material adverse change in its financial condition or operations;

                    (g) Prompt written notice to Bank of any changes in Borrower's officers and other senior management; Borrower's name; and location of Borrower's assets, principal place of business or chief executive office;

                    (h) Within fifteen days (15) days after each calendar month end, a copy of Borrower's monthly accounts receivable aging and within thirty days (30 days) of each calendar month end, copy of accounts payable aging and a certification of compliance with the Borrowing Base described above, executed by Borrower's chief financial officer or other duly authorized officer of Borrower, in form acceptable to Bank, which certificate shall accurately report Borrower's accounts receivable, Eligible Accounts, inventory and Eligible Inventory. Borrower will permit Bank to audit, at Borrower's expense, Bank's collateral upon reasonable advance notice and during regular business hours;

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                    (I) Within thirty days (30) of any material changes in
Borrower's Licensing Agreements, Borrower shall provide notice of change of terms and conditions to Bank.

          4.7 CONSOLIDATED TANGIBLE NET WORTH. Until March 31, 1997, Borrower will at all times maintain Consolidated Tangible Net Worth of not less than Eighteen Million Dollars ($18,000,000). Thereafter, Borrower will maintain a minimum Consolidated Tangible Net Worth of Eighteen Million Dollars ($18,000,000) plus Fifty percent (50%) of Borrower's net profit after taxes at fiscal year end 1997 and thereafter as measured annually. "Consolidated Tangible Net Worth" shall mean net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors).

          4.8 CONSOLIDATED DEBT TO CONSOLIDATED TANGIBLE NET WORTH. Borrower will at all times maintain a ratio of total liabilities to tangible net worth of not greater than 2.0:1.0.

          4.9 PROFITABILITY. Borrower will maintain its net profit, after provision for income taxes, at not less than Five Hundred Thousand ($500,000) measured on a two quarter consecutive average.

          4.10 INSURANCE. Borrower will keep all of its insurable property, real, personal or mixed, insured by good and responsible companies against fire and such other risks as are customarily insured against by companies conducting similar business with respect to like properties. Borrower will maintain worker's compensation insurance and insurance against liability for damages to persons and property in such amount as Borrower reasonably determines are adequate.

          4.11 ADDITIONAL REQUIREMENTS. Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary to effectuate the purposes of this Agreement, and promptly supply Bank with such other information concerning its affairs as Bank may reasonably request from time to time.

          4.12 LITIGATION AND ATTORNEYS' FEES. Borrower will pay promptly to Bank or within 5 days after demand, reasonable attorneys' fees (including but not limited to the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff) and all reasonable costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement or any of the Loan Documents, whether or not an arbitration, judicial action or other proceeding is commenced. If such proceeding is commenced, only the prevailing party shall be entitled to reasonable attorneys' fees and court costs.

          4.13 BANK EXPENSES. Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff.

          4.14 REPORTS UNDER PENSION PLANS. Borrower will furnish to Bank, as soon as possible and in any event within 15 days after Borrower knows or has reason to know that any event or condition with

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respect to any defined benefit pension plans of Borrower described in Section 3 above has occurred, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

     SECTION 5.     NEGATIVE COVENANTS

     Until the Note and all other sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

          5.1 ENCUMBRANCES AND LIENS. Borrower will not create, assume or suffer to exist any mortgage, pledge, security interest, encumbrance, or lien (other than for taxes not delinquent and for taxes and other items being contested in good faith, Permitted Liens, Permitted Protest) on property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except to Bank and except for minor encumbrances and easements on real property which do not affect its market value, and except for existing liens on Borrower's personal property and future purchase money security interests encumbering only the personal property purchased and except that certain construction loan and equipment lease with Bank of America, Nevada related to the Las Vegas property. All of such permitted personal property liens exclusive of the Twentieth Century Fox Video lien, shall not exceed, in the aggregate, Two Hundred and Fifty Thousand Dollars ($250,000) at any time.

          5.2 BORROWINGS. Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution for deposit or collection purposes only and without any fee other than fees normally charged by the financial institution for deposit or collection services. Borrower will not borrow any money, become contingently liable to borrow money, nor enter any agreement to directly or indirectly obtain borrowed money, exclusive of the purchase money debt associated with the Bank of America financing of the Las Vegas property and equipment, and except pursuant to agreements made with Bank.

          5.3 SALE OF ASSETS, LIQUIDATION OR MERGER. Borrower will neither liquidate nor dissolve nor enter into any consolidation, merger, partnership or other combination, nor convey, nor sell, nor lease all or the greater part of its assets or business, nor purchase or lease all or the greater part of the assets or business of another. The Bank consents to the acquisition of the assets of Essex Entertainment, Inc. and SPJ Music, Inc.

          5.4 LOANS, ADVANCES AND GUARANTIES. Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety.

          5.5 INVESTMENTS. Borrower will not enter into Investments, not purchase the debt or equity of another person or entity except for Permitted Investments as defined in Section 10 of this agreement, provided all such Permitted Investments shall mature within one year of purchase.

          5.6 DISTRIBUTIONS. Borrower will not make any distributions or declare or pay any dividends (in cash or property, other than stock, warrants, or other equity interests) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, (or rights, options, or warrants, in respect thereof) whether now or hereafter outstanding. The foregoing to the contrary notwithstanding, Borrower shall be entitled to repurchase, acquire, redeem, or acquire any equity interest in Borrower, or rights, options, or warrants in respect thereof, so long as no Event of Default exists or would result therefrom and so long as after

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giving effect thereto Borrower has unused borrowing capacity equal to or greater than Ten Million Dollars ($10,000,000)

          5.7 PARENT AND SUBSIDIARY PROPERTY. Borrower will not transfer any property to its parent or any affiliate of its parent, except for fair market value received in the normal course of business as business would be conducted with an unrelated or unaffiliated entity. In no event shall management fees or fees for services be paid by Borrower to any such direct or indirect affiliate without Bank's prior written approval. Except as to those conducted and charged in the ordinary courses of business.

          5.8 CAPITAL EXPENDITURES. Borrower will not make capital expenditures in excess of Six Million Dollars ($6,000,000) in fiscal year ending March 31, 1997, Five Million Dollars ($5,000,000) in fiscal year ending March 31, 1998 and Two Million Five hundred Thousand Dollars ($2,500,000) each fiscal year thereafter; provided, however, that if the amount available under this covenant is not expended in any particular year, one hundred percent (100%) thereof shall be available to be expended in the following fiscal year, but only in subsequent fiscal year, with the amount so carried over being deemed to have been expended last in such subsequent year; and shall only make such expenditures as are advisable for Borrower in the conduct of its ordinary course of business. Each said expenditure shall be needed by Borrower in the ordinary course of its business.

          5.9 LEASE OBLIGATIONS. Borrower will not incur new lease obligations as lessee which would result in aggregate lease payments for any fiscal year exceeding Two Hundred Fifty Thousand Dollars ($250,000). Each said lease shall be of equipment or real property advisable by Borrower in the conduct of its business. Excluded from this Lease Obligation covenant shall be certain capital lease obligations associated with the Las Vegas property in the amount of no more than Three Million Dollars ($3,000,000).


     SECTION 6.     EVENTS OF DEFAULT

     The occurrence of any of the following events ("Events of Default") shall permit Bank to terminate any obligation on the part of Bank to make or continue the Loan, unless otherwise provided under the Note, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

          6.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the other Loan Document and have 5 days to cure such defaults; or

          6.2       Any default shall occur under the Note; or

          6.3 Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents and shall have 15 days to cure such default; or

          6.4 Borrower shall default in any other material indebtedness with respect to the payment of borrowed monies, bonds, debentures, notes or similar instruments;

          6.5 Any guaranty or subordination agreement required hereunder is breached or becomes ineffective, or any Guarantor or subordinating creditor disavows or attempts to revoke or terminate such guaranty or subordination agreement; or

          6.6 A change of control shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, but exclusive of Image Investors Co., so long as it continues to be owned and controlled by Messrs. John W, Kluge and Stuart Subotnick, or their respective heirs) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 25% of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors.

          6.7 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third person in connection with a claim of $250,000, or more, and such attachment, seizure, writ, warrant, or levy is not released, discharged, or bonded against within fifteen (15) days of the date it first arises.

          6.8 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof; provided, however, that during the pendency of such period Bank shall be relieved of its obligations to make additional advances, or issue additional L/Cs hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties of assets of, or to operate all of any substantial portion of the business of, Borrower and such interim trustee is not removed within sixty (60) calendar of the date of the appointment thereof; provided, however, that, during the pendency of such period, Bank shall be relieved of its obligations to make additional advances or issue additional L/Cs; or (e) an order for relief shall have been issued or entered therein.

          6.9 If a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owning at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's properties or assets and, in any such case, the aggregate amount of such taxes or debts is in excess of Twenty Five Thousand Dollars ($25,000) and less than Two hundred Fifty Thousand Dollars ($250,000) and within five (5) days of the filing or attachments of same. Borrower does not instruct Bank to reserve the entire amount thereof (together with interest and penalties projected to be added thereto) from the Borrowing Base; or (b) If a notice of lien, levy, or assessment is files of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's properties or assets and, in any such case, the aggregate amount of such taxes or debts is in equal to or in excess of Two Hundred Fifty Thousand Dollars ($250,000).

     SECTION 7.     MISCELLANEOUS PROVISIONS

          7.1 ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of set off or banker's lien.

          7.2 NONWAIVER. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

          7.3 INUREMENT. The benefits of this Agreement shall inure to the Successors and Assigns of Bank as defined in Section 10 of this Agreement and the permitted successors and assignees of Borrower, and any assignment by Borrower without Bank's consent shall be null and void.

          7.4 APPLICABLE LAW. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California.

          7.5 SEVERABILITY. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective. In the event of any conflict between the provisions of this Agreement and the provisions of any note or reimbursement agreement evidencing any indebtedness hereunder, the provisions of such note or reimbursement agreement shall prevail.

          7.6 INTEGRATION CLAUSE. Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications, verbal or written, between Borrower and Bank shall be of no further effect or evidentiary value.

          7.7 CONSTRUCTION. The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

          7.8 AMENDMENTS. This Agreement may be amended only in writing signed by all parties hereto.

          7.9 COUNTERPARTS. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but when together shall be one and the same instrument.


     SECTION 8.     SERVICE OF NOTICES

          8.1 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given:
(a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day, if sent by overnight courier service of recognized standing; and
(d) upon telephoned confirmation of receipt, if telecopied.

          8.2 The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.


     SECTION 9.     CONFIDENTIALLY.

          9.1 CONFIDENTIALITY. Bank agrees to hold all material information obtained by it pursuant to the requirements of this Agreement in accordance with its customary procedures for handling confidential information; it being understood and agreed by Borrower that in any event Bank may make disclosures (a) reasonably required by any bona fide potential or actual assignee, transferee, or participant in connection with any contemplated or actual assignment or transfer by Bank of an interest herein or any participation interest in Banks rights hereunder, (b) of information that has become public by disclosures made by Persons other than Bank its Affiliates, assignees, transferees, or participants, or (c) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, court order, Bank shall notify Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public information concurrent with, or where practicable, prior to the disclosure thereof.

     SECTION 10.    OTHER DEFINITIONS

"PERMITTED LIENS" shall mean: (a) liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time required to paid by this Agreement or does not constitute an Event of Default hereunder; (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, and materialmen and other liens imposed by law incurred in the ordinary course of business for sums net yet delinquent or the subject of a Permitted Protest; (c) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) any attachment or judgement lien not constituting an Event of Default hereunder; (e) leases or subleases granted to others not interfering in any material respect with the ordinary course of business of Borrower; (f) easements, rights-of-way, restrictions, minor defects, encroachments, or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Borrower; (g) any interest or title of a lessor or sublessor under any lease permitted by this Agreement; (h) liens arising from UCC financing statements relating solely to leases permitted by this Agreement; (I) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties that are not delinquent in connection with the importation of goods; (j) any interest (exclusive of security interests or other consensual lien) or title of a licensor under any License Agreement; (k) liens and security interests held by Bank; (l) liens and security interests held by Twentieth Century Fox Home Video; and (m) purchase money security interests and liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset was permitted under
Section 5.8, and so long as the security interest or lien only secured the purchase price of the asset.

"PERMITTED PROTEST" shall mean the right of Borrower to protest any lien, tax, rental payment, or other charge, other than any such lien or charge that secures the obligations, provided (I) a reserve with respect to such obligation is established on the books of Borrower in an amount that is required by GAAP,
(iii) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (iii) Bank is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the liens or security interests of Bank in and to the property or assets of Borrower.

"MATERIAL ADVERSE EFFECT" shall mean a material adverse effect upon (a) the business, operations, properties, assets, prospects, or financial condition of Borrower or upon the value of the Eligible Accounts or Eligible

Inventory or the validity or priority of Banks's security interest therein, or
(b) the ability of Borrower to perform, or of Bank's to enforce, the obligations.

"PERMITTED INVESTMENTS" shall mean: (a) cash or Cash Equivalents, (b) interest bearing demand or time deposits (including certificates of deposit) that are insured by the Federal Deposit Insurance Corporation or a similar federal insurance program, and (c) such other investments as Bank may approve in its sole discretion.

"INVESTMENTS" shall mean direct or indirect make or acquire any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, any person other than (a) advances or loans made to employees for travel or other similar expenses incurred in the ordinary course of business, (b) additional advances or loans made to employees in the ordinary course of business in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000) at any one time, (c) Permitted Investments, and (d) investments in third persons engaged in the same or related lines of business, the aggregate amount of all such investments not to exceed, as of the date of the making of any such investments, five percent (5%) of Borrower's then extant Consolidated Tangible Net Worth.

"CASH EQUIVALENTS" shall mean, as to any persons, (a) securities issued or directly and fully guarantied or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (b) certificates deposits of any commercial bank incorporated under the laws of the United States or any state hereof, of recognized standing having capital and unimpaired surplus in excess of $200,000,000 and whose short-term commercial paper rating at the time of acquisition is at least A-2 or the equivalent thereof by Standard & Poor's Corporation ("S&P") or at least P-2 or the equivalent thereof Moody's Investors Services, Inc. ("Moody's") (any such bank, an "Approved Bank"), with such deposits or certificates having maturities of not more than one year from the date of acquisition, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and
(b) above entered into with any Approved Bank, (d) commercial paper or finance company paper issued by any person incorporated under the laws of the United States of any state thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's and in each case maturing not more than one year after the date of acquisition, and (e) investments in money market funds that are registered under the Investment Company Act of 1940, which have net assets of at least $200,000,000 and at least wight-five percent (85%) of whose assets consists of securities and other obligations of the type described in clause (a) through (d) above. All such Cash Equivalents must be denominated solely for payment in U.S. Dollars.

"SUCCESSORS AND ASSIGNS" shall mean that this Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign the Agreement or any rights or duties hereunder without Banks prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower from its obligations. Bank may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Bank reserves the right to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in Bank's rights and benefits hereunder. No such consent of Borrower shall be required in connection with the grant by Bank of any participation interest in its rights and benefits hereunder. In connection with any such assignment or participation, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower's business. Anything to the contrary contained herein notwithstanding, Bank agrees that so long as no Event of Default has occurred and is continuing, Bank will not assign any of its rights and obligations hereunder without the prior written consent of Borrower which consent shall not be unreasonably withheld; provided, however, that

Borrower's consent shall not be required in connection with the assignment of Bank's rights hereunder made in connection with the sale of all or a substantial portion of Bank's commercial loan portfolio.

      THIS AGREEMENT is executed on behalf of the parties by duly authorized officers as of the date first above written.



UNION BANK OF CALIFORNIA, N.A.          IMAGE ENTERTAINMENT, INC.


By:       /s/ Ronald L. Watterworth     By:       /s/ Jeff M. Framer
          -------------------------               ------------------
Title:    Vice President                Title:    Chief Financial Officer
          --------------                          -----------------------
By:       /s/ Anita P. Saraiza          By:
          --------------------                    --------------------
Title:    Vice President                Title:
          --------------                          --------------
Address:                                Address:
          5855 Topanga Canyon Blvd.               9333 Oso Avenue
          Woodland Hills, CA 91367                Chatsworth, CA 91311
          Attention: Bita Ardalan                 Attention: Jeff Framer
          Telephone: (818) 595-2021               Telephone:(818) 407-9100
          Fax: (818) 595-2070                     Fax: (818) 407-9331



















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